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							     EXHIBIT 99
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CONTACT:       Laura Asman - Media Relations
	       (770) 989-3023

	       Margaret Carton - Institutional-Investor Relations
	       (770) 989-3622

	       Helene Krupp - Share-Owner Relations
	       (770) 989-3796


FOR IMMEDIATE RELEASE
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	       COCA-COLA ENTERPRISES INC. RESTARTS
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		     SHARE REPURCHASE PROGRAM
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     ATLANTA, January 20, 1998 -- Coca-Cola Enterprises today announced that the Company will restart share repurchase activity in the first quarter of 1998 under the 30 million share (split adjusted) repurchase program authorized by the Board of Directors on April 11, 1996. No shares were repurchased under this program in 1996 or 1997 due to the Company's significant acquisition activity.

     The Company has implemented a management stock buy-back program which allows the Company to purchase shares through the repurchase program. The management stock buy-back program is designed to facilitate tax planning, estate planning, and personal asset management, considering the significant increase in the Coca-Cola Enterprises stock price over the last few years. During the 10-business day period beginning January 23, 1998, following the full-year 1997 earnings news release, certain management employees can sell up to 15 percent of their current holdings to the Company through this plan. The sale price will be the average of the daily New York Stock Exchange composite closing price between January 28 and February 3, 1998.

     Coca-Cola Enterprises may also use the share repurchase program to repurchase shares in open market and in privately negotiated transactions based on prevailing market conditions. Repurchased shares will be available for general corporate purposes including financing acquisitions and funding various employee benefits and compensation plans.

     The Company anticipates that approximately 1.3 million shares will be repurchased under the management stock buy-back program in the current 10-business day period. The Company expects to offer the management stock buy-back program from time to time in the future. The Company maintains stock ownership guidelines for all employees included in this management stock buy-back program.

     Certain management employees not wishing to sell shares, but wishing to use their existing stock value to facilitate tax planning, estate planning, and personal asset management, may instead use equity collar programs offered by investment banks and financial services companies. For the Company's executive management subject to Section 16b reporting, transactions under these programs will be reported on Forms 4 filed with the Securities Exchange Commission the month after they take place. However, the execution of the initial transaction does not involve the actual sale of the underlying shares. In the current 10-business day period, management anticipates that approximately 650,000 shares will be included in equity collar programs.

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottled and canned liquid nonalcoholic refreshment. Coca-Cola Enterprises sells more than 65 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, the Netherlands, and most of France. Coca-Cola Enterprises also has a pending transaction to acquire the Coca-Cola bottling operations in Luxembourg.

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